EXHIBIT 12.1

                         WORLDCOM, INC. AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                  (IN MILLIONS)

                                                                                                        For the Six Months
                                                                  Year Ended December 31,                 Ended June 30,
                                                   --------------------------------------------------   ------------------
                                                     1996      1997       1998       1999      2000      2000       2001
                                                   -------    -------   --------    -------   -------   -------   --------
EARNINGS:
Pretax income (loss) from continuing operations    $(2,272)   $   578   $ (1,590)   $ 7,164   $ 7,568   $ 4,577   $ 1,151
Fixed charges, net of capitalized interest             315        500        774      1,098     1,120       537       742
                                                   -------    -------   --------    -------   -------   -------   -------
      Earnings                                     $(1,957)   $ 1,078   $   (816)   $ 8,262   $ 8,688   $ 5,114   $ 1,893
                                                   =======    =======   ========    =======   =======   =======   =======

FIXED CHARGES:
Interest cost                                      $   308    $   538   $    928    $ 1,287   $ 1,480   $   675   $   890
Amortization of financing costs                          4          2         12         18        26        10        18
Interest factor of rent expense                         19         47         78        132       149        84        90
                                                   -------    -------   --------    -------   -------   -------   -------
      Fixed charges                                $   331    $   587   $  1,018    $ 1,437   $ 1,655   $   769   $   998
                                                   =======    =======   ========    =======   =======   =======   =======

Deficiency of earnings to fixed charges            $(2,288)   $    --   $ (1,834)   $    --   $    --   $    --   $    --

Ratio of earnings to fixed charges (1)                  --     1.84:1         --     5.75:1    5.25:1    6.65:1    1.90:1
                                                   =======    =======   ========    =======   =======   =======   =======

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(1)   For the purpose of computing the ratio of earnings to fixed charges, earnings consist of pre-tax income (loss) from continuing operations, excluding minority interests in gains/losses of consolidated subsidiaries, and fixed charges consist of pre-tax interest (including capitalized interest) on all indebtedness, amortization of debt discount and expense, and that portion of rental expense that we believe to be representative of interest.